Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

View, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid

Primary Offering	Equity	Class A common stock, $0.0001 par value	457(g)	17,033,303	$11.50	$195,882,984.50	.0000927	$18,158.36

	Equity	Class A common stock, $0.0001 par value	457(g)	3,272,159	$15.77	$51,601,947.43	.0000927	$4,783.51

	Equity	Class A common stock, $0.0001 par value	457(g)	21,342,191	$9.35	$199,549,485.85	.0000927	$18,498.24

Secondary Offering	Equity	Class A common stock, $0.0001 par value	457(c)	164,303,297	$1.70	$279,315,604.90	.0000927	$25,892.56

	Equity	Warrants to purchase Class A common stock	457(c)	366,666	$0.10	$36,666.60	.0000927	$3.40

		Total Offering Amounts				$726,386,689.28		$67,336.07

		Total Fees Previously Paid(3)	457(p)					$81,944.40

		Net Fee Due						$0.00

(1)

Relates to (1) the issuance of Class A common stock (“Class A Common Stock”), par value $0.0001 per share, of View, Inc. (the “Registrant”) issuable upon the exercise of (a) private placement warrants (“Private Placement Warrants”) originally issued in a private placement to CF Finance Holdings II, LLC, in connection with the Registrant’s initial public offering, (b) public warrants, (c) warrants which were warrants of View Operating Corporation that were converted to warrants of the Registrant upon the closing of the Registrant’s initial business combination (“Rollover Warrants”), and (d) options which were options of View Operating Corporation that were converted to options of the Registrant upon the closing of the Registrant’s initial business combination, and (2) the offer and sale, from time to time, by certain holders or their permitted transferees of (x) Class A Common Stock (i) issued in various private placements, (ii) issuable upon the exercise of the Private Placement Warrants and certain Rollover Warrants, and (iii) held by certain affiliates of the Registrant, and (y) the Private Placement Warrants.

(2)

In the event of a stock split, stock dividend or other similar transaction involving shares of Class A Common Stock, in order to prevent dilution, the number of shares of Class A Common Stock registered hereby shall be automatically increased to cover the additional shares of Class A Common Stock in accordance with Rule 416(a) under the Securities Act of 1933, as amended.

(3)

On April 7, 2021, the Registrant filed a Registration Statement on Form S-1 (File No. 333-255103) which has been withdrawn by the Registrant, effective as of March 2, 2022. The dollar amount of the previously paid filing fee to be offset against the currently due filing fee is $81,944.40. The amount of unsold securities from the prior registration statement associated with the claimed offset consists of (i) the issuance of up to 17,033,303 shares of Class A Common Stock, (ii) the resale of up to 69,319,822 shares of Class A Common Stock and (iii) the resale of up to 366,666 warrants to purchase shares of Class A Common Stock.